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Advaxis, Inc.

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305 College Road East

Princeton, New Jersey 08540

May 20, 2014

Dear Fellow Stockholders:

Enclosed please find our Proxy Statement for the 2014 Annual Meeting of Stockholders to be held on July 9, 2014.

The Advaxis management team and employees have been transforming Advaxis financially, clinically and operationally. The progress and achievements made in these three areas in less than a year is very important to the future of Advaxis and its shareholders.

Our financial transformation started with the successful uplisting to NASDAQ in October 2013, which has allowed us to access capital markets in a meaningful way and raise our profile with analysts and institutional investors. With analysts now providing research on Advaxis, we are broadly disseminating our progress to both the retail and institutional investment community. As a NASDAQ company, we conducted two successful public equity offerings, which resulted in gross proceeds to the Company of over $40 million, without the more dilutive features of our historical capital raises. With this influx of cash, we eliminated all of our debt, as well as substantial past due accounts payable balances.

Importantly, we have articulated a new and compelling clinical development strategy – that has resulted in our successful capital raises and the partnerships we achieved with two separate biopharmaceutical companies to develop and commercialize our immunotherapy, ADXS-HPV: one with India’s largest biopharmaceutical company, Biocon, for India; and the other with Global BioPharma, for Asia. These agreements are the first commercial partnerships with significant biopharmaceutical companies in Advaxis’s history.

Another example of our ability to execute on our clinical development strategy, as well as an important company milestone, was the FDA’s granting of Orphan Drug Designation to Advaxis for ADXS-HPV in Stage II-IV invasive cervical cancer on May 1, 2014. This is the first time that the FDA has granted orphan drug status to invasive cervical cancer since 1997. With this orphan drug designation now achieved, we continue to plan to have discussions with the FDA this year to identify a pathway for a registrational program with the ultimate goal of commercializing ADXS-HPV for invasive cervical cancer.

Our second immunotherapy moving forward in clinical development, again with the goal of commercialization, is ADXS-cHER2. This year, we reported positive data from our clinical trial being conducted in pet dogs with canine osteosarcoma using ADXS-cHER2. With numerous dogs treated to date, data from this ongoing clinical trial showed that dogs treated with our ADXS-cHER2 immunotherapy lived significantly longer than those dogs that did not receive treatment. Based on this data, we achieved our third license deal in a six month timespan with a premier pet therapeutic company, Aratana. Importantly, Aratana will now fund the development and commercialization of ADXS-cHER2 in canine osteosarcoma, as well as other immunotherapies for three very prevalent cancers in cats and dogs, including lymphoma, which affects millions of pets annually. With this partnership, we received $2.5M in upfront payments, the potential for $52.5 million in milestone payments over the coming years and a stream of royalty payments upon the commercialization of immunotherapies, the first of which is expected to be ADXS-cHER2 in canine osteosarcoma in late 2015.

We are building on our canine osteosarcoma data, and on May 5, 2014, we announced that we are advancing ADXS-cHER2 into human clinical trials for pediatric osteosarcoma. Pediatric osteosarcoma affects about 400 children and teens in the United States every year, representing a small, but significant unmet medical need that has seen little therapeutic improvement in decades. Pediatric osteosarcoma is considered a rare disease and may qualify for regulatory incentives including, but not limited to, orphan drug designation, patent term extension, market exclusivity, and developmental grants. Human and veterinarian osteosarcoma specialists have advised us that canine osteosarcoma is the best clinical model for human osteosarcoma. Therefore, given the limited availability of new treatment options for pediatric patients with osteosarcoma and that it is an unmet medical need affecting a very small number of patients in the U.S. annually, we believe that the potential to be on the market may be accelerated. We are conducting the pre-IND activities to move this clinical program forward as quickly as possible.

We have also devoted time and effort to keeping the medical and scientific communities apprised of our clinical developments. For example, data was published in the Journal for ImmunoTherapy of Cancer 2013 showing that our ADXS-HPV immunotherapy combined synergistically with an anti-PD-1 checkpoint inhibitor antibody led to significant inhibition of tumor growth and prolonged survival/complete regression of tumors in treated animals. These findings show that the two technologies have complementary mechanisms of action. In the coming months, we anticipate further exploring the synergy our immunotherapies have in combination with PD-1 monoclonal antibodies.

We believe in the potential that our technology can make in the lives of cancer patients around the world. Since becoming CEO in 2013, I have worked with the management team to transform Advaxis’s business - its financial health, its clinical strategy, its operational team - to be as compelling as its proprietary immunotherapy technology.

As you may already be aware and as further described in our definitive proxy statement, each senior manager voluntarily, each pay period, uses a portion of his or her base salary (25% for me and between 5% and 8.5% for each of our other senior managers) to acquire shares of Advaxis common stock at the market price on the date of the acquisition. This voluntary decision is emblematic of our management team’s conviction of the future prospects for our company and its proprietary technology.

We hope that you will take the time to read our definitive proxy statement, as well as our annual report, to learn more about our proxy proposals and the exciting developments that are happening at Advaxis. In doing so, you will see that, in addition to the proposals concerning the reappointment of our auditors, we have offered a different slate of directors from last year and have provided our rationale for an increase in the number of shares of authorized common stock, as well as an increase in the number of shares available under our 2011 Omnibus Stock Incentive Plan.

Going forward, we will continue to take decisive steps to maximize the potential for your investment in our immunotherapy technology and to enable Advaxis to become a successful commercial enterprise, one which brings clinically meaningful cancer immunotherapies to people and pets around the world. We are confident that, in doing so, we will have the best opportunity to create value for you.

If you need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at 800-662-5200.

Sincerely,

Daniel J. O’Connor

President and Chief Executive Officer